HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
File No: 59490.000014
May 20, 2008

Board of Directors

MercadoLibre, Inc.

Tronador 4890, 8th Floor

Buenos Aires, C1430DNN

Registration Statement on Form S-8

Relating to the Amended and Restated

1999 Stock Option and Restricted Stock Plan of MercadoLibre, Inc.

Ladies and Gentlemen:

We have acted as special securities counsel to MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on May 20, 2008 pursuant to which the Company is registering an aggregate of 442,010 shares of common stock, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”), issuable by the Company pursuant to the Company’s Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following:

(a)	the Registration Statement;

(b)	the Fourth Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on May 19, 2008;

(c)	a certificate, dated May 20, 2008, from the Secretary of State of the State of Delaware as to the Company’s existence, due incorporation and good standing in the State of Delaware;

(d)	the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

(e)

Resolutions adopted by the Board of Directors of the Company on June 1, 2000 and September 24, 2001, July 20, 2007, December 26, 2007 and May 19, 2008 and the Compensation Committee of the Board of Directors of the Company on September 17, 2001 as certified by the Chief Executive Officer, President and Secretary of the Company and the Executive

MercadoLibre, Inc.

May 20, 2008

Vice President and Chief Financial Officer of the Company on the date hereof (the “Resolutions”); and

(e)	the Plan.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon certificates of officers of the Company and upon certificates of public officials.

We do not purport to express an opinion on any laws other than the General Corporation Law of the State of Delaware.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the Shares have been duly authorized, and, when issued in accordance with the terms of the Plan, and upon payment for the Shares in accordance with award agreements duly authorized thereunder and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP